May 19, 2017

Transamerica Funds

1801 California Street, Suite 5200

Denver, Colorado 80202

Transamerica Partners Funds Group II

1801 California Street, Suite 5200

Denver, Colorado 80202

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.7 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of March 10, 2017, by and among Transamerica Funds, a Delaware statutory trust (the “Acquiring Entity”), on behalf of its series Transamerica Asset Allocation Long Horizon (the “Acquiring Fund”), and Transamerica Partners Funds Group II, a Massachusetts business trust (the “Acquired Entity”), on behalf of its series Transamerica Asset Allocation – Long Horizon (the “Acquired Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement also contemplates other similar transactions involving the Acquired Entity and the Acquiring Entity on behalf of their respective series listed on Exhibit A thereto. References herein to “Acquiring Fund Shares” refer only to Acquiring Fund Shares of the Acquiring Fund, and references herein to “Acquired Fund Shares” and “Acquired Fund Shareholders” refer only to Acquired Fund Shares of the Acquired Fund and Acquired Fund Shareholders of the Acquired Fund, respectively.

The Agreement contemplates the acquisition of all of the Assets of the Acquired Fund by the Acquiring Fund in exchange solely for (a) the assumption by the Acquiring Entity, on behalf of the Acquiring Fund, of the Liabilities of the Acquired Fund and (b) the issuance and delivery by the Acquiring Entity, on behalf of the Acquiring Fund, to the Acquired Fund, for distribution, in accordance with paragraph 1.4 of the Agreement, to the Acquired Fund Shareholders pro rata with respect to the Acquired Fund Shares in complete

Morgan, Lewis & Bockius LLP

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Transamerica Funds

Transamerica Partners Funds Group II

May 19, 2017

Page Two

redemption of the Acquired Fund Shares and in complete liquidation of the Acquired Fund, of the number of full and fractional Acquiring Fund Shares determined by dividing the value of the Acquired Entity’s net assets with respect to the Acquired Fund by the net asset value of one share of Acquiring Fund Shares (such acquisition, assumption, issuance and delivery, and distribution is referred to herein as the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement of the Acquired Entity on behalf of the Acquired Fund and Prospectus of the Acquiring Entity on behalf of the Acquiring Fund, dated November 29, 2016, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquired Entity, on behalf of the Acquired Fund, and the Acquiring Entity, on behalf of the Acquiring Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

Transamerica Funds

Transamerica Partners Funds Group II

May 19, 2017

Page Three

On the basis of and subject to the foregoing, with respect to the Transaction, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer to the Acquiring Fund of all of the Assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Entity, on behalf of the Acquiring Fund, of all of the Liabilities of the Acquired Fund, followed by the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Entity, on behalf of the Acquiring Fund, of the Liabilities of the Acquired Fund as part of the Transaction.

3.	The tax basis in the hands of the Acquiring Fund of the Assets of the Acquired Fund transferred to the Acquiring Fund in the Transaction will be the same as the tax basis of such Assets in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the transfer.

4.	The holding period in the hands of the Acquiring Fund of each Asset transferred to the Acquiring Fund in the Transaction, other than Assets with respect to which gain or loss is required to be recognized in the Transaction, will include the period during which the Asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

5.	No gain or loss will be recognized by the Acquired Fund upon the transfer of its Assets to the Acquiring Fund in the Transaction solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Entity, on behalf of the Acquiring Fund, of the Liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in complete liquidation, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Acquired Fund’s taxable year or (ii) upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

Transamerica Funds

Transamerica Partners Funds Group II

May 19, 2017

Page Four

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Transaction.

7.	The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of his or her Acquired Fund Shares exchanged therefor.

8.	Each Acquired Fund Shareholder’s holding period for his or her Acquiring Fund Shares received in the Transaction will include the holding period for the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP